Exhibit 99.1

CytRx’s INNO-206 in Combination Therapy Induces Complete Remissions in

Aggressively Growing Ovarian Cancer Tumor Model

– INNO-206 combination therapy could reduce toxicity and improve tumor response –

– Study Results Published in Peer-reviewed Journal Investigational New Drugs –

LOS ANGELES (August 1, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today announced the achievement of complete remissions in aggressively growing in vivo ovarian cancer tumors treated with a combination of low doses of CytRx’s tumor-targeted albumin-binding doxorubicin conjugate INNO-206 and the commonly prescribed cancer treatment doxorubicin.

The study evaluated the antitumor efficacy of INNO-206 in an ovarian xenograft cancer model in animals, alone and in comparison to doxorubicin, each at their respective maximum tolerated doses (MTDs) and in combination at half of their respective MTDs. Doxorubicin at its optimal dose showed only a moderate effect in the animal model. In contrast, INNO-206 at its optimal dose induced complete remissions, and the increased effectiveness was statistically significant compared to the doxorubicin-treated group. Administering either drug by itself resulted in significant body weight loss; however, weight loss was significantly reduced when the drugs were given in combination at the lower doses. The results were published on-line ahead of print in the original article, “Combination therapy with albumin-binding prodrug of doxorubicin (INNO-206) and doxorubicin achieves complete remissions and improved tolerability in an ovarian A2780 xenograft model,” in the peer-reviewed journal Investigational New Drugs (http://www.springerlink.com/content/v4286257326571wm/).

Steven Kriegsman, CytRx’s President and CEO, said, “This trial exemplifies the importance of our on-going relationship with the inventor of INNO-206, Dr. Felix Kratz, Head of the Division of Macromolecular Prodrugs at the Tumor Biology Center in Freiburg, Germany. We are excited about the progress with INNO-206 and are looking forward to reporting our Phase 1b clinical trial results in soft tissue sarcomas in the coming months.”

“The achievement of complete remissions in this aggressively growing tumor model is notable,” said Felix Kratz, Ph.D. “We were indeed surprised that our experimental design demonstrated that the combination of INNO-206 and doxorubicin at lower doses achieved complete tumor remissions combined with the best tolerability. Previous experience in other animal model tumors have shown no or only moderate tumor inhibition with lower doses of INNO-206 or doxorubicin administered as single agents.

“The most likely explanation for the combination therapy’s superior results is due to the different and complementary tumor distribution patterns of the two doxorubicin formulations. Indeed, very recently we have obtained complete remissions with an optimized combination schedule of INNO-206 and doxorubicin without any signs of body weight loss in a pancreatic xenograft model which essentially does not respond to conventional chemotherapy at all. These results open a new avenue of combining both drugs at higher doses against resistant or refractory tumors,” he added. “We will report on our new results in the next few months.”

Daniel Levitt, M.D., Ph.D., Chief Medical Officer at CytRx said, “Due to the heterogeneous nature of cancer tumors, we expect that cancer treatment in the future will increasingly become more personalized and include combinations of therapies, rather than a monotherapeutic approach. The fact that INNO-206 in a combination therapy was able to achieve complete remissions while lowering the dose level of both agents has the potential to reduce toxicity and improve tolerability.”

CytRx holds the exclusive worldwide rights to INNO-206, a tumor-targeted doxorubicin conjugate. INNO-206 was designed to reduce adverse events by controlling drug release and preferentially targeting solid tumors. The Company recently announced the safe delivery of INNO-206 at doses more than 4-times higher than the standard doxorubicin dose in its open-label Phase 1b safety and dose escalation clinical trial in soft tissue sarcomas with INNO-206. CytRx plans to initiate a Phase 2b clinical trial as a treatment for soft tissue sarcomas in 2011, following the Phase 1b dose escalation safety trial. Previous studies have shown INNO-206 efficacy in tumor models of breast, ovarian, small cell lung cancer, renal cell cancer and pancreatic cancers. Several other chemotherapy agents have been attached to the linker used for INNO-206, including paclitaxel, camptothecin, cisplatin and methotrexate, and may be incorporated into future clinical development by the Company.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: INNO-206, tamibarotene and bafetinib. With its tumor-targeted doxorubicin conjugate INNO-206, CytRx plans to initiate a Phase 2b clinical trial as a treatment for soft tissue sarcomas in 2011, following the Phase 1b dose escalation safety trial. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and is conducting a pharmacokinetic clinical trial in brain cancer. CytRx’s pipeline also includes tamibarotene, which it is testing in a double-blind placebo-controlled Phase 2 clinical trial in patients with non-small-cell lung cancer, and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia (APL). For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the risk that any future human testing of INNO-206 in combination with doxorubicin as a therapy for cancer, including ovarian cancer, might not produce results similar to those seen in preclinical studies, risks and uncertainties related to the outcome, timing and results of CytRx’s Phase 1b clinical trial for INNO-206 in patients with advanced solid tumors or planned Phase 2b clinical trial for INNO-206 as a treatment for soft tissue sarcomas, the risk that INNO-206 might not show greater efficacy than doxorubicin notwithstanding the administration of higher doses than the standard of care, the risk that additional longer-term dosing of INNO-206 might cause adverse events not seen to date in CytRx’s Phase 1b trial, uncertainties regarding whether INNO-206 effectively targets doxorubicin to tumors, uncertainties regarding regulatory approvals for current and future clinical testing of INNO-206 and the scope of the clinical testing that may eventually be required by regulatory authorities for INNO-206, the significant time and expense that will be incurred in developing any of the potential commercial applications for INNO-206, including for soft tissue sarcomas, the risk that any future human testing of INNO-206 for soft tissue sarcomas might not produce results similar to those seen in animals, risks related to CytRx’s ability to manufacture its drug candidates, including INNO-206, in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx’s need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Legend Securities, Inc.

Thomas Wagner

800-385-5790 × 152

718-233-2600 × 152

twagner@legendsecuritiesinc.com

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